UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

May 20, 2016

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No.

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

On or about May 31, 2016, ProtoKinetix, Incorporated, a Nevada corporation (the “Company”) entered into a Collaborative Research Agreement (the “Agreement”) between the Company and the University of British Columbia (“UBC”) and Vancouver Coastal Health Authority in which UBC will conduct research using the Company’s AAGP™ molecule.  The Company will provide AAGP to UBC for the purpose of, among other things, determining the anti-inflammatory properties of the molecule and conducting studies relating to the long-term survival and preservation of neural stem cells.

The Company will pay its first installment of CDN $169,000 within 30 days of execution of the Agreement, and with a second installment of CDN $201,500 due twelve months after execution of the Agreement.  The term of the Agreement is 24 months from the date of execution, subject to early termination or extension with consent of all the parties.  The parties may terminate the Agreement upon 30 calendar days’ prior written notice to the other.  If any party is in breach of the Agreement and fails to remedy such breach within 30 days after written notice from the other party, the other party may terminate the agreement effective upon the breaching party’s receipt of such termination notice.

On or about May 20, 2015, Grant Young assigned his intellectual property rights associated with US provisional patent application no. 62/287,657, and future applications to be derived therefrom (the “Patent Rights”) to ProtoKinetix, thus gaining Mr. Young’s rights to inventions related to the use of anti-aging glycopeptides to enhance survival of neurosensory precursor cells, and all patents issuing from and claiming priority to such application.  The Patent Rights secure, amongst other things, key intellectual property rights to the Company’s use of the AAGP™ lead compound in regenerative medicine.

Item 8.01. Other Events.

On June 7, 2016, ProtoKinetix, Incorporated (the “Company” or “ProtoKinetix”) issued a press release.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Finanical Statements and Exhibits.

(d)            Exhibits

99.1            Press release dated June 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of June 2016.

ProtoKinetix, Incorporated

By:   /s/ Clarence E. Smith
Clarence E. Smith, President & CEO